EXHIBIT 10.1
AGREEMENT CONCERNING PAYMENT OF BENEFITS
UNDER HOLLY CORPORATION RETIREMENT RESTORATION PLAN
     WHEREAS, Jack P. Reid (“Reid) is entitled to the payment of certain benefits from Holly Corporation (the “Company”) under the terms of the Holly Corporation Retirement Restoration Plan (the “Plan”); and
     WHEREAS, due to errors in computation and in the interpretation of the Plan, Mr. Reid has received from 1999 through April 2007 payments under the Plan and under the Holly Retirement Plan (the “Qualified Plan”) which in total are estimated to have exceeded by approximately $287,000 the total of such payments if properly calculated; and
     WHEREAS, the Company and Reid wish to enter into an agreement concerning the payment by the Company of past and future benefits to Reid under the Plan; and
     WHEREAS, the Holly Corporation Compensation Committee has approved the terms of the agreement set forth below.
     NOW THEREFORE, Reid and the Company agree as follows:
     1. Except to the extent otherwise required by a lump-sum election if made by Reid pursuant to the terms of the First Amendment to the Plan, all payments under the Plan to Reid beginning with the payment to be made in May 2007 shall be in the amount of $8,444.76 per month for Reid’s sole lifetime and all payments under the Plan with respect to Reid’s participation in the Plan shall cease at the death of Reid.
     2. For purposes of calculating the payment of a lump-sum benefit if elected by Reid under the terms of the First Amendment to the Plan adopted in March 2007, the amount of Reid’s monthly benefit under the Plan shall be an annuity for Reid’s sole life in the amount of $8,444.76.
     3. The Company hereby releases all claims for recovery from Reid with respect to any and all excess payments made to Reid under the Plan and the Qualified Plan through the date of this agreement.
     IN WITNESS WHEREOF, the parties have executed this agreement effective as of April 1, 2007.

Jack P. Reid

HOLLY CORPORATION
By
Matthew P. Clifton
Chief Executive Officer